Exhibit (j)(2)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated October 24, 2003, incorporated in this Registration Statement by reference, included in the September 30, 2003 Annual Report to the shareholders of the Capstone Social Ethics and Religious Values Fund (comprising, respectively, the Short-Term Bond Fund, the Bond Fund, the Large Cap Equity Fund, the Small Cap Equity Fund and the International Fund), and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Other Information" in the Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
January 26, 2004